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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                October 14, 1997
                                ----------------
                                (Date of Report)


                          Western Wireless Corporation
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             (Exact name of registrant as specified in its charter)


          Washington                    0-28160                91-1638901
 ----------------------------     ---------------------       -------------
 (State or other jurisdiction     (Commission File No.)       (IRS Employer
       of incorporation)                                    Identification No.)


               2001 NW Sammamish Road, Issaquah, Washington 98027
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          (Address of principal executive offices, including zip code)

                                 (425) 313-5200
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              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

        On October 14, 1997, Western Wireless Corporation issued the following press release:

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Ken Prussing, Investor Relations                   Laura Cheung
Susan Sercu, Media Relations                       Hutchison Whampoa Limited
Western Wireless Corporation                       (852) 2128-1235
(425) 313-5200                                     fax (852) 2128-1766
ken.prussing@wwireless.com
susan.sercu@wwireless.com

                   WESTERN WIRELESS ANNOUNCES GLOBAL ALLIANCE
                  HUTCHISON TELECOM TO INVEST OVER $320 MILLION

     ISSAQUAH, Wash. (October 14, 1997) -- Western Wireless Corp. (NASDAQ:
WWCA), a leading provider of cellular and personal communications services
(PCS), announced today that Hutchison Telecommunications Limited (HTL) has agreed to invest approximately $248 million to purchase a 19.9 percent interest in Western PCS Corp., a subsidiary of Western Wireless Corp. In addition, Hutchison will purchase an approximate 5-percent interest in Western Wireless Corp. for approximately $74 million. The investment represents the formation of a global alliance between two prominent wireless communications companies.

     "Hutchison Whampoa and its group companies, which include HTL in Hong Kong and Orange in the United Kingdom, will be a tremendous partner for our efforts in continuing to expand our PCS business. Western PCS recently surpassed the 100,000 subscriber threshold, demonstrating our success in building our business quickly," said John W. Stanton, chairman and chief executive officer of Western Wireless. "We were the first to launch an auction-awarded system in Honolulu in February 1996. Since that time we have turned up all of the A- and B-block licenses awarded to the company, and we were the first to launch a major C-block license through our Cook Inlet partnership. We anticipate the investment by HTL will allow us to expand our business and accelerate the development of many markets purchased in the most recent auctions."

     Commenting on the investment, a spokesperson for Hutchison Whampoa Limited
(HWL) said, "We are excited about the opportunity to invest in a company of the caliber of Western PCS. This is our first major step into the U.S. telecommunications market. The record of achievement by the Western management team in building and developing PCS systems in the United States is outstanding. To us this means that we are investing in one of the best telecommunications companies in North America. Since one of Hutchison's Hong Kong mobile networks and Orange's United Kingdom network both operate on a GSM (Global Systems for Mobile Communications) platform, there will be excellent opportunities for the development of roaming services with Western PCS' GSM network in the United States. We look forward to being its partner as Western continues to grow its business."


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    Hutchison will purchase newly issued shares representing a 19.9 percent interest in Western PCS Corp. for approximately $248 million. Western PCS Corp. is the holding company for all PCS investments by Western Wireless Corp. in the United States. In addition, Hutchison will purchase newly issued shares representing an approximate 5-percent interest in the common stock of Western Wireless Corp. for approximately $74 million. While both transactions are subject to regulatory approvals, the companies anticipate the investment in Western Wireless will close in the fourth quarter of 1997 and that the investment in Western PCS will close in early 1998.

    HWL, a conglomerate headquartered in Hong Kong, is engaged in 5 core businesses: telecommunications; property; ports; retailing and manufacturing; and energy and infrastructure. HWL recorded 1996 revenues of $4.743 billion and profits of $1.555 billion. HTL, a subsidiary of HWL, is the largest operator of mobile telephone and paging services in Hong Kong and also operates a fixed network in Hong Kong. HWL owns a 49-percent interest in Orange plc, a fast growing PCS provider in the United Kingdom, which runs the largest independent service provider of mobile communications in both France and Germany. HWL also provides telecommunications services in Singapore, Indonesia, Malaysia, Thailand, India and Austrailia.

    Based in Issaquah, Wash., Western Wireless Corp. is a leading provider of wireless communications services in the western United States. It currently offers cellular service marketed under the Cellular One(R) name in 15 western states and provides PCS marketed under the VoiceStream(R) Wireless name in seven U.S. metropolitan markets. Western Wireless' PCS network uses the globally dominant GSM technology. In 1997, Western Wireless was granted PCS licenses for 100 new markets through the Federal Communications Commission's D- and E-block auctions, and was granted an additional seven markets in the F-block auction through its partnership with Cook Inlet PCS. As a result, Western Wireless' combined cellular and PCS licenses, along with its investment in Cook Inlet PCS, cover 59 percent of the land in the continental United States plus the Hawaiian Islands.

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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WESTERN WIRELESS CORPORATION


                                       /s/ Alan R. Bender
Date    October 14, 1997               _____________________________________
                                       Alan R. Bender, Senior Vice President